Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2009
FIRST QUARTER RESULTS
HOUSTON — FEBRUARY 9, 2009 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2009 first quarter ended December 31, 2008.
     Revenues for the first quarter of fiscal 2009 were $170.5 million compared to revenues of $147.1 million for the first quarter of fiscal 2008. Net income for the first quarter was $7.9 million, or $0.68 per diluted share, compared to net income of $3.6 million, or $0.32 per diluted share, in the first quarter of fiscal 2008.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “We are pleased with our solid first quarter results in what is traditionally a tough quarter for the Company. The health of our backlog and our demonstrated performance in this quarter support our continued confidence in our full year outlook during this challenging economic environment.
     “Looking forward, we continue our efforts to broaden our scope and leverage the market opportunities while we seek new solutions with smart systems and intelligent products that provide even greater value to our customer base. Powell’s long-term prospects are bright, and our long-term outlook remains upbeat.”
     The Company’s backlog as of December 31, 2008 was $509 million compared to $519 million as of September 30, 2008 and compared to $502 million at the end of last year’s first quarter. New orders placed during the first quarter of fiscal 2009 totaled $172 million compared to $136 million in the fourth quarter of fiscal 2008 and compared to $185 million in the first quarter of fiscal 2008.

OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries continues to expect full year fiscal 2009 revenues to range between $700 million and $725 million and full year fiscal 2009 earnings to range between $2.60 and $2.85 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Tuesday, February 10, 2009 at 11:00 a.m. eastern time. To participate in the conference call, dial 303-262-2161 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 17, 2009. To access the replay, dial 303-590-3000 using a passcode of 11125908#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
     Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
- Tables to follow -

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,
	2008	2007
(In thousands, except per share data)	(Unaudited)
Revenues	$170,489	$147,121
Cost of goods sold	135,987	120,426

Gross profit	34,502	26,695
Selling, general and administrative expenses	21,561	20,111

Income before interest, income taxes and minority interest	12,941	6,584
Interest expense	472	865
Interest income	(57)	(115)

Income before income taxes and minority interest	12,526	5,834
Income tax provision	4,397	2,129
Minority interest	276	119

Net income	$7,853	$3,586

Net earnings per common share:
Basic	$0.69	$0.32

Diluted	$0.68	$0.32

Weighted average shares:
Basic	11,413	11,155

Diluted	11,479	11,372

SELECTED FINANCIAL DATA:
Depreciation and amortization	$2,795	$2,897

Capital Expenditures	$1,965	$746

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2008	2008
(In thousands)	(Unaudited)

Assets:
Current assets	$309,129	$303,435
Property, plant and equipment (net)	59,839	61,546
Other assets	31,313	32,653

Total assets	$400,281	$397,634

Liabilities & stockholders’ equity:
Current liabilities	$177,750	$152,736
Long-term debt and capital lease obligations, net of current maturities	8,709	33,944
Deferred and other long-term liabilities	3,803	3,832
Stockholders’ equity and minority interest	210,019	207,122

Total liabilities and stockholders’ equity	$400,281	$397,634

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended
	December 31,
	2008	2007
(In thousands)	(Unaudited)

Revenues:
Electrical Power Products	$163,910	$141,089
Process Control Systems	6,579	6,032

Total revenues	$170,489	$147,121

Income before income taxes:
Electrical Power Products	$12,119	$5,614
Process Control Systems	407	220

Total income before income taxes	$12,526	$5,834

	December 31,	September 30,
	2008	2008
(In thousands)	(Unaudited)

Identifiable tangible assets:
Electrical Power Products	$330,334	$342,105
Process Control Systems	8,056	8,734
Corporate	36,842	20,507

Total identifiable tangible assets	$375,232	$371,346

Backlog:
Electrical Power Products	$484,464	$493,025
Process Control Systems	24,964	25,535

Total backlog	$509,428	$518,560

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